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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Annual Report on Form 10-K of Aaron Rents, Inc. of our report dated May 31, 1995, included in the 1995 Annual Report to Shareholders of Aaron Rents, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-62536) pertaining to the Aaron Rents, Inc. 1990 Stock Option Plan and in the Registration Statements (Form S-8 Nos. 33-9026 and 33-62538) pertaining to the Aaron Rents, Inc. Employees Retirement Plan and Trust of our report dated May 31, 1995, with respect to the consolidated financial statements of Aaron Rents, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1995.



Atlanta, Georgia
June 22, 1995